  EXHIBIT 99.1

Friendable Receives $1.6 Million Investment and Completes Technology Acquisition With Access to 8 Million Users

CAMPBELL, CA -- (Marketwired) -- 10/13/16 -- Friendable, Inc. (the “Company”) (OTC PINK: FDBL), today announced that it has received an investment commitment in the amount of $1.615 million and in connection with this commitment, the Company has completed the acquisition of live streaming video technology from Hang With, Inc.

Under the terms of its agreement with Hang W/, Friendable will receive a royalty free, perpetual license to integrate and utilize the Hang W/ live streaming video technology within the existing Friendable app or outside the current app as a next generation product for specialized broadcast events.

Additionally, Friendable gains access to 8 million users who have signed up to utilize Hang W/’s live streaming video technology to attempt to convert them to Friendable users through cross marketing and promotion. The Company also believes access to these Hang W/ users will dramatically reduce its user acquisition cost.

Friendable expects that this new technology will allow the Company to extend its brand and begin to uniquely monetize the Friendable app.

These initiatives will require the development teams of both Friendable and Hang W/ to work together with an expectation of completing the roll out of this new technology under the Friendable brand by the end of the year.

More details will be announced in the coming days.

“Our team is fully committed to taking Friendable to the next level,” stated Friendable CEO, Robert A. Rositano Jr. Friendable Inc. CEO “With the additional investment commitment the company was able to complete its acquisition of the hang W/ technology providing us with the opportunity to move into a new aspect of our business. We are extremely excited for this next generation of the Friendable app for its user growth potential and monetization.”

“We believe the Hang W/ technology will create a differentiated offering for our brand in the Live Video Streaming marketplace and allow the Company to capitalize on our many relationships in various celebrity circles,” concluded Rositano Jr.

About Friendable:
Friendable, Inc. is the mobile-social network focused on the future, rather than sharing the past. It is all about having location specific and nearby opportunities to connect with others. The Friendable brand represents a "friends first" approach and takes all the pressure off its users, making it simple to create new connections, create meet up style events, or simply tell others what you are "Friendable" for. Based upon shared interests and locations, users can engage with what makes sense for them. Increased user interactions will allow Friendable to offer advertising and sponsorship opportunities to local venues/businesses and begin to generate revenue by providing these venues with location specific opportunities to reach potential customers when it matters most. As of September 2016, Friendable has exceeded 1 million total downloads since the Company's inception and launch of the app in June 2013 under its previous brand name.

For more information about Friendable, Inc. please visit: www.Friendable.com

For Additional Investor Information and to Receive Company Updates: http://www.friendable.com/fdbloptin

Visit our social media properties at: Facebook: http://facebook.com/friendable
Twitter: https://twitter.com/friendableapp
Instagram: https://www.instagram.com/friendableapp/

Cautionary Language Concerning Forward-Looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected by Friendable, Inc. The iTunes rankings should not be construed as an indication in any way whatsoever of the future value of the Friendable's common stock or its present or future financial condition. The public filings of Friendable, Inc. made with the Securities and Exchange Commission may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Friendable, Inc. cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, Friendable, Inc. does not undertake, and Friendable, Inc. specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

CONTACT:
Investor Relations & Financial Media:
Ticker Media Group
585-563-8053
info@TickerMediaGroup.com

COMPANY:
Friendable, Inc.
(855) 473-7473
Info@friendable.com

Source: Friendable, Inc.

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